Exhibit (h)(1)

FORM OF FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

        AGREEMENT made as of _____________________, by and between Bear Stearns ETF Trust (the “Trust”) on behalf of the exchange traded fund listed identified on Exhibit A attached hereto (the “Fund”), and The Bank of New York, a New York banking organization (“BNY”).

W I T N E S S E T H :

        WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

        WHEREAS, The Trust desires to retain BNY to provide the Fund the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

        NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

        1.    Appointment.

        The Trust hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

        2.    Representations and Warranties.

            (a)     The Trust hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

                (i)     It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

                (ii)     This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms;

                (iii)     It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and

                (iv)     To the extent the performance of any services described in Schedule II attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, the Trust shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Trust specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Trust that the same is consistent with its Prospectus.

            (b)     BNY hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing, that:

                (i)     It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

                (ii)     This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms; and

                (iii)     To the best of its knowledge, it is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement, provided however that any material breach of the foregoing shall as an exclusive remedy to the Trust, entitle the Trust to immediately terminate this Agreement.

        3.    Delivery of Documents.

            (a)     The Trust will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

                (i)     The Trust’s articles of incorporation or other organizational document and all amendments thereto (the “Charter”);

                (ii)     The Trust’s bylaws (the “Bylaws”);

                (iii)     Resolutions of the Trust’s board of directors or other governing body (the “Board”) authorizing the execution, delivery and performance of this Agreement by the Trust;

                (iv)     The Trust’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of the Fund (the “Registration Statement”);

                (v)     The Trust’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC;

                (vi)     The Trust’s Prospectus and Statement of Additional Information pertaining to the Fund (collectively, the “Prospectus”); and

            (b)     Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY. Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the Trust. It shall be the sole responsibility of the Trust to deliver to BNY its currently effective Prospectus and BNY shall not be deemed to have notice of any information contained in such Prospectus that is not contained in a Prospectus previously delivered to BNY until such information is actually received by BNY.

        4.    Duties and Obligations of BNY.

            (a)     Subject to the direction and control of the Trust’s Board and the provisions of this Agreement, BNY shall provide to the Fund (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation, computation and accounting services listed on Schedule II attached hereto.

            (b)     In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

            (c)     BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of shares of the Fund, maintenance of the Fund’s financial records or other services normally performed by the Trust’s counsel or independent auditor.

            (d)     Upon receipt of the Trust’s prior written consent (which shall not be unreasonably withheld), BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. No such delegation of its duties and obligations hereunder shall discharge BNY from its obligations hereunder. Notwithstanding the foregoing, no Trust consent shall be required for any such delegation to any other subsidiary of The Bank of New York Company, Inc.; and BNY hereunder shall be as liable for the acts or omissions of any such subsidiary as if such acts or omissions were its own. BNY shall not be liable to the Trust for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder so long as BNY acts in good faith and without negligence or wilful misconduct in the selection of such delegee or agent.

            (e)     The Trust shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY and to provide BNY, upon request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons, and which in the opinion of BNY, is necessary in order to enable it to perform its duties hereunder. BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY by any of the aforementioned persons. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust to cause any information, documents or advice to be provided to BNY as provided herein and shall be held harmless by the Trust when acting in reliance upon such information, documents or advice relating to the Trust. All fees or costs charged by such persons shall be borne by the Trust. In the event that any services performed by BNY hereunder related to the calculation of the intraday indicative value or NAV — rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY which BNY in its reasonable judgment deems reliable, BNY shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

            (f)     Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

            (g)     The Trust shall furnish BNY with any and all instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Trust liabilities and expenses. BNY shall not be required to include as Trust liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Trust shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Trust shall also furnish BNY with bid, offer, or market values of Securities if BNY notifies the Trust that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Trust also may furnish BNY with bid, offer, or market values of Securities and instruct BNY to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Trust.

            (h)     BNY may apply to an officer or duly authorized agent of the Trust for written instructions with respect to any matter arising in connection with BNY’s performance hereunder for the Trust, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken (which date shall be reasonably selected by BNY given the particular circumstances), and BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received written instructions in response to such application specifying the action to be taken or omitted.

            (i)     BNY may consult with counsel to the Trust or its own counsel, at the Trust’s expense, with respect to any matter arising in connection with the services to be performed by BNY under this Agreement, and shall promptly advise the Trust of the advice or opinion of such counsel, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel; provided such advice or opinion is consistent with generally accepted industry legal standards.

            (j)     Notwithstanding any other provision contained in this Agreement or Schedule I or II attached hereto, BNY shall have no duty or obligation to with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Trust of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Fund, (ii) the taxable nature or effect on the Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.

            (k)     BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation, except for those set forth herein, shall be implied against BNY in connection with this Agreement.

            (l)     BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by the Trust and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of the Fund’s liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of the Fund. In the event BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by the Trust or any third party described in this (l) even though BNY in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

            (m)     BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Trust.

            (n)     BNY shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services. Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation reasonably deemed necessary by BNY in the performance of its duties under this Agreement. Upon the occurrence of any such delay or failure, BNY shall use reasonable efforts to resume performance as soon as practicable under the circumstances.

        5.    Allocation of Expenses.

        Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Trust, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Trust’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to the Fund’s shareholders, all expenses incidental to holding meetings of the Trust’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Trust and legal obligations relating thereto for which the Trust may have to indemnify its trustees, directors and officers.

        6.    Compliance Services.

            (a)     If Schedule I contains a requirement for BNY to provide the Trust with compliance services, such services shall be provided pursuant to the terms of this Section 6 (the “Compliance Services”). The precise compliance review and testing services to be provided shall be as mutually agreed between BNY and the Trust, and the results of BNY’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Trust. BNY shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.

            (b)     The Trust will examine each Compliance Summary Report delivered to it by BNY and notify BNY of any error, omission or discrepancy within ten (10) days of its receipt. The Trust further acknowledges that unless it notifies BNY of any error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed to be correct and conclusive in all respects.

            (c)     While BNY will endeavor to identify out-of-compliance conditions, BNY does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Compliance Services, the Trust’s sole and exclusive remedy and BNY’s sole liability shall be limited to re-performance by BNY of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Trust.

        7.    Standard of Care; Indemnification.

            (a)     Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by the Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY’s own negligence or wilful misconduct or that of its employees or its breach of any of its representations. In no event shall BNY be liable to the Trust or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Trust, or for delays caused by circumstances beyond BNY’s control, unless such loss, damage or expense arises out of the negligence or willful misconduct of BNY.

            (b)     The Fund shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY in reliance upon (i) any law, act, regulation or interpretation of the same then in effect, (ii) the Trust’s Registration Statement or Prospectus, (iii) any instructions of an officer of the Trust, or (iv) any opinion of legal counsel for the Trust or BNY, or arising out of transactions or other activities of the Trust which occurred prior to the commencement of this Agreement; provided, that the Trust shall not indemnify BNY for costs, expenses, damages, liabilities or claims for which BNY is liable under preceding 7(a). This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Fund shall indemnify BNY against and save BNY harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

                (i)     The reliance on or use by BNY on records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by or on behalf of the Trust;

                (ii)     Action or inaction taken or omitted to be taken by BNY pursuant to written or oral instructions of the Trust without negligence or willful misconduct;

                (iii)     The breach of any representation or warranty of the Trust hereunder; or

                (iv)     The offer or sale of shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such shares in such state, except to the extent that such loss, claim damage or liability is caused by or contained in any information furnished in writing to the Trust by BNY expressly for use in connection with such offer or sale of shares.

                (v)     The method of valuation of the securities and the method of computing the Fund’s net asset value however this indemnity shall exclude errors in the actual calculation of the net asset value attributable to BNY; or

                (vi)     Any valuations of securities or net asset value provided by the Trust.

            (c)     Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by BNY to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for the Trust or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

            (d)     Notwithstanding any other provision contained in this Agreement, BNY shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Trust of: (a) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Fund; (b) the taxable nature or effect on the Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (c) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to its shareholders; or (d) the effect under any federal, state, or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.

            (e)     The terms of this Section shall survive the termination of this agreement.

        8.    Compensation.

        For the services provided hereunder, the Trust agrees to pay BNY such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. BNY shall deliver to the Trust invoices for services rendered and the Trust shall have a reasonable time to review and approve the payment of such invoice. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus.

        9.    Term of Agreement.

            (a)     This Agreement shall continue until terminated by either BNY giving to the Trust, or the Trust giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than 180 days after the date of the giving of such notice, provided that any such termination prior to the first anniversary of the date first written above may only be for cause. Upon termination hereof, the Trust shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder.

            (b)     Notwithstanding the foregoing, BNY may terminate this Agreement upon 30 days prior written notice to the Trust if the Trust shall terminate its custody agreement with The Bank of New York, or fail to perform its obligations hereunder in a material respect.

        10.    Authorized Persons.

        Attached hereto as Exhibit B is a list of persons duly authorized by the board of the Trust to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of the Trust. From time to time the Trust may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.

        11.    Confidentiality.

        BNY has established and maintains policies and measures reasonably designed to protect the confidentiality of customer information, and will subject information hereunder to such policies and measures.

        12.    Amendment.

        This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Trust to be bound thereby, and authorized or approved by the Trust’s Board.

        13.    Assignment.

        This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of BNY, or by BNY without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board.

        14.    Governing Law; Consent to Jurisdiction.

        This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. BNY and the Trust hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction BNY or the Trust may now or hereafter be entitled to claim, for themselves or their assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, BNY and the Trust irrevocably agree not to claim, and hereby waive, such immunity.

        15.    Severability.

        In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

        16.    No Waiver.

        Each and every right granted to BNY or the Trust hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY or the Trust to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY or the Trust of any right preclude any other or future exercise thereof or the exercise of any other right.

        17.    Notices.

        All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Trust, at

c/o Bear Stearns Asset Management, Inc. 383 Madison Avenue New York, NY 10179 Attention: Michael E. Guarasci, Sr. Senior Managing Director

if to BNY, at

The Bank of New York One Wall Street New York, New York 10286 Attention: Title:

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

        18.    Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

        19.    Limitation of Liability.

        It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Charter. The execution and delivery of this Agreement have been authorized by the trustee of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustee nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Charter.

        IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

BEAR STEARNS ETF TRUST
By:___________________________________________
on behalf of the Fund
identified on Exhibit A
attached hereto
THE BANK OF NEW YORK
By:___________________________________________
Title:

EXHIBIT A

Name of Fund

Current Yield Fund

EXHIBIT B

        I, Bear Stearns ETF Trust, of Delaware business Trust, a (State) (the “Trust”), do hereby certify that:

        The following individuals serve in the following positions with the Trust, and each has been duly elected or appointed by the Board of Trustees of the Trust to each such position and qualified therefor in conformity with the Trust’s Charter and By-Laws, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Trust to the Bank.

Name	Position	Signature
____________________________	________________________	___________________________

SCHEDULE I

ADMINISTRATIVE SERVICES

1.	Prepare minutes of Board of Trustee meetings and assist the Secretary of the Trust in preparation for Board meetings. Such minutes, meeting agendas and other material prepared in preparation for each Board meeting are subject to the review and approval of Trust counsel.

2.	Perform for the Fund, the compliance tests and internal audits as mutually agreed and which shall be specific to the Fund. The Compliance Summary Reports listing the results of such tests are subject to review and approval by the Fund. Assist in the reporting requirements of the Patriot Act as applicable to the Trust.

3.	Participate in the periodic updating of the Fund’s Registration Statement and Prospectus and, subject to approval by the Trust’s Treasurer and legal counsel, coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Fund’s shareholders, including annual and semi-annual reports to shareholders, Form N-SAR, Form N-CSR, Form N-Q and notices pursuant to Rule 24(f)-2.

4.	Prepare workpapers supporting the preparation of federal, state and local income tax returns for the Fund for review and approval by the Trust’s independent auditors; perform ongoing wash sales review (i.e., purchases and sales of Fund investments within 30 days of each other); and prepare Form 1099s with respect to the Trust’s directors or trustees and file such forms upon the approval of the Trust’s Treasurer.

5.	Prepare and, subject to approval of each Trust’s Treasurer, disseminate to such Trust’s Board quarterly unaudited financial statements and schedules of such Trust’s investments and make presentations to the Board, as appropriate.

6.	Subject to approval of each Trust’s Board, assist the Trust in obtaining fidelity bond and E&O/D&O insurance coverage.

7.	Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

8.	Attend shareholder and Board meetings as requested from time to time.

9.	Subject to review and approval by the Trust Treasurer, establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for the Fund.

10.	Blue Sky Services

•	Subject to approval of the Trust’s Board and its legal counsel, perform initial registration for the Fund in such states as the Trust shall identify to BNY.

SCHEDULE I

ADMINISTRATIVE SERVICES

•	Subject to approval of the Trust’s Board and its legal counsel, perform renewal registration for the Fund in such states as the Trust shall identify to BNY.

•	Receive periodic downloads of sales data from transfer agents.

•	Update state/territory sales information for the Fund.

•	Create and maintain state/territory sales information worksheets for the.

•	Monitor changes in Blue Sky laws and procedures for all registered states/territories.

•	Subject to approval of the Trust’s legal counsel, update filing requirements for all law and procedural changes.

•	Communicate directly with regulatory authorities in states/territories as needed.

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SCHEDULE II

VALUATION AND COMPUTATION SERVICES

        I.     BNY shall maintain the following records on a daily basis for the Fund and shall maintain such records in accordance with applicable government requirements.

1.	Report of priced portfolio securities

2.	Statement of net asset value per share

        II.     BNY shall prepare the following records on a monthly basis for the Fund, shall maintain such records in accordance with applicable government requirements and shall make such records available to the Fund upon request:

1.	General Ledger

2.	General Journal

3.	Cash Receipts Journal

4.	Cash Disbursements Journal

5.	Subscriptions Journal

6.	Redemptions Journal

7.	Accounts Receivable Reports

8.	Accounts Payable Reports

9.	Open Subscriptions/Redemption Reports

10.	Transaction (Securities) Journal

11.	Broker Net Trades Reports

        III.     BNY shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for the Fund. Schedule D shall be produced on an annual basis for the Fund.

SCHEDULE II

VALUATION AND COMPUTATION SERVICES

        The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Trust’s Auditors. BNY shall maintain such records in accordance with applicable government requirements and shall make such records available to the Fund upon request.

        IV.     For internal control purposes, BNY uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for the Fund:

1.	Securities bought

2.	Securities sold

3.	Interest received

4.	Dividends received

5.	Capital stock sold

6.	Capital stock redeemed

7.	Other income and expenses

        All portfolio purchases for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.

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